(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.___ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
THE KOREA FUND, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE	Contact: Christoph Hofmann +1 (203) 352-4993 Julian Reid (Chairman of the Board) +44-20-7233-1333
The Korea Fund Under New Management; Conference Call on April 11, 2007; ISS Recommends that Korea Fund Stockholders Vote “For” All Board Proposals at the April 11 Special Meeting
NEW YORK, April 2, 2007 (PRIME NEWSWIRE) — As previously announced, RCM Capital Management LLC (“RCM”) has assumed the role of investment manager of The Korea Fund, Inc. (the “Fund”) as of April 1, 2007, on an interim basis, succeeding Deutsche Asset Management. A Special Meeting of Stockholders is scheduled for April 11, 2007, where stockholders will vote on new investment management and sub-advisory contracts with RCM and RCM Asia Pacific Limited (“RCM AP”), respectively, among other matters.
RCM announced today that a conference call with Dr. Mark Konyn, Chief Executive Officer of RCM AP, the Fund’s interim sub-adviser, will be held on April 11, 2007 at 5:00 p.m. Eastern time. During the conference call, Dr. Konyn intends to provide an overview of RCM AP’s investment capabilities in general and the firm’s expertise in Korean equities in particular.
The dial-in number for the conference call is (800) 479-9001 (or +1 (719) 457-2618) and the pass code is 1380419. The call will be available for replay for 4 weeks. The replay number is (888) 203-1112 or (+1 (719) 457-0820) and the replay pass code is 1380419. The conference call replay will also be made available on the Fund’s website at www.thekoreafund.com.
The Fund also today announced that Institutional Shareholder Services (ISS) has recommended that Fund stockholders vote “FOR” all Board proposals at the Special Meeting on April 11. ISS is the leading independent U.S. proxy advisory firm, and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.
At the April 11 Special Meeting, Fund holders will be voting to approve proposals relating to: (1) a new investment management agreement for the Fund with RCM, (2) a new sub-advisory agreement for the Fund between RCM and RCM AP, and (3) the issuance of Fund shares at a price below net asset value in connection with a capital gains distribution payable in Fund shares (or in cash at the election of the holder). The Fund’s Board has recommended that stockholders vote “For” all proposals.
Stockholders who have not yet voted are urged to review the proxy material previously sent to them and to sign, date and return their proxy cards or to vote by internet or toll-free telephone pursuant to instructions enclosed with their cards.
Holders who need assistance in voting their shares may contact Morrow & Co., the Fund’s proxy solicitor, at (800) 607-0088.
*********
The Korea Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities trading on the Korean stock exchanges. Its shares are listed on the New York Stock Exchange under the symbol “KF.”
RCM is the interim investment manager and RCM AP the interim sub-adviser of the Fund. RCM and RCM AP will provide investment management and sub-advisory services to the Fund, respectively, pursuant to interim agreements approved by the Board of Directors on January 24, 2007.
Investment in closed-end funds involves risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity, which may increase the volatility of your investment. Foreign security markets generally exhibit greater price volatility and are less liquid than the U.S. market. Additionally, this Fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region and potentially subjecting the Fund’s shares to greater price volatility.
The Fund’s daily New York Stock Exchange closing price, net asset value per share as well as other information, including updated portfolio statistics and performance are available at www.thekoreafund.com or by calling the Fund’s shareholder servicing agent at (800) 331-1710.
Statements made in this release that look forward in time involve risks and uncertainties and are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund’s performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability to attract or retain key employees, inability to implement its operating strategy and/or acquisition strategy, and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.